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Exhibit 99.1

Samsonite Commences Offer to Purchase and Consent Solicitation

        DENVER, Colorado, April 30, 2004—SAMSONITE CORPORATION (OTC Bulletin Board: SAMC.OB) announced today that it is commencing an offer to purchase and consent solicitation for any and all of its outstanding 10 3/4% senior subordinated notes due 2008. The current aggregate outstanding principal amount of the notes is $322,861,000.

        The offer to purchase will expire at 12:00 midnight, New York City time, on May 27, 2004, unless extended or earlier terminated. The consent solicitation will expire at 12:00 midnight, New York City time, on May 13, 2004, unless extended.

        Holders tendering their notes will be deemed to have delivered their consent to certain proposed amendments to the indenture governing the notes, which will eliminate certain covenants and certain provisions relating to events of default and amend certain other related provisions.

        The purchase price for each $1,000 principal amount of notes validly tendered and not revoked on or prior to the expiration date of the offer to purchase will be $1,022.33. Holders who validly tender notes will also be paid accrued and unpaid interest up to but not including the date of payment for the notes.

        If the requisite number of consents required to amend the indenture is received and the offer to purchase is consummated, the Company will make a consent payment of $20.00 per $1,000 principal amount of notes for which consents have been validly delivered and not revoked on or prior to the expiration date of the consent solicitation for aggregate consideration of $1,042.33. Holders who validly tender their notes after the expiration date of the consent solicitation will receive only the purchase price for the notes but not the consent payment.

        The purchase price for the notes and the consent payment for notes tendered on or before the expiration date of the consent solicitation are expected to be paid promptly following the expiration date of the consent solicitation. The purchase price for the notes tendered on or before the expiration date of the offer to purchase is expected to be paid promptly following the expiration date of the offer to purchase.

        The terms of the offer to purchase and consent solicitation, including the conditions to the Company's obligations to accept the notes tendered and consents delivered and pay the purchase price and consent payments, are set forth in the Company's offer to purchase and consent solicitation statement, dated April 30, 2004. One of the conditions is the Company having available funds to be raised from a private offering of new notes in an aggregate principal amount of approximately $325,000,000. The new notes to be offered have not been and may not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. The Company may amend, extend or terminate the offer to purchase and consent solicitation at any time in its sole discretion without making any payments with respect thereto.

        Deutsche Bank Securities Inc. and Merrill Lynch & Co. are the dealer managers for the offer to purchase and the solicitation agents for the consent solicitation. Questions or requests for assistance may be directed to Deutsche Bank Securities Inc. (telephone: (212) 250-4270 (collect)) or Merrill Lynch & Co. (telephone: (212) 449-4914 or toll-free at (888) 385-2663). Requests for documentation may be directed to D.F. King & Co., Inc., the information agent (telephone: (800) 669-5550).

        This press release does not constitute an offer or solicitation to purchase or a solicitation of consents with respect to the notes. That offer or solicitation will be made only by means of the offer to purchase and consent solicitation statement.

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        The Company is one of the world's largest manufacturers and distributors of luggage and markets luggage, casual bags, backpacks, business cases and travel-related products under brands such as SAMSONITE®, AMERICAN TOURISTER®, LARK®, HEDGREN® and SAMSONITE® black label.

        This press release contains forward-looking statements within the meaning of the federal securities laws relating to the Company's plans to consummate an offer to purchase and consent solicitation with respect to the notes. These statements are based upon the current expectations and beliefs of the Company's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-look statements. These risks and uncertainties include market conditions and other factors beyond the Company's control and the risk factors and other cautionary statements discussed in the Company's filings with the Securities and Exchange Commission.

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  Exhibit 99.1